Exhibit 99.1
     Contact: William H. Galligan, 816-983-1551, william.h.galligan@kcsr.com
Kansas City Southern Announces Pricing of $210 Million of 5 1/8%
Cumulative Convertible Perpetual Preferred Stock
     Kansas City, Mo., December 6, 2005 — Kansas City Southern (KCS) (NYSE:KSU) today announced that it has priced a public offering of $210 million of its 5 1/8% cumulative convertible perpetual preferred stock at its liquidation preference of $1,000 per share. KCS expects the issuance and delivery of the shares to occur on December 9, 2005. The offering is being made under the company’s existing shelf registration statement.
     KCS intends to use substantially all the net proceeds from the offering to purchase 9 million shares of its common stock formerly owned by Grupo TMM, S.A., its largest shareholder, at a price per share equal to the net proceeds per share (before expenses) that Grupo TMM receives for 9 million shares of Kansas common stock offered concurrently by Grupo TMM.
     The annual dividend on each share of preferred stock will be $51.25 and will be payable quarterly in cash, common stock or a combination thereof, when, as and if declared by the company’s board of directors, on the fifteenth day of each February, May, August and November, to holders of record as of the first day of the payment month, commencing on February 15, 2006.
     Each share of preferred stock will be convertible at any time at the option of the holder into 33.3333 shares of KCS common stock, which is based on an initial conversion price of $30.00 per common share. The conversion price is subject to customary adjustments in certain circumstances.
     Morgan Stanley was the sole book-running manager for the offering. This offering is being made only by means of a prospectus. Copies of the preliminary prospectus and records relating to the offering may be obtained from the offices of Morgan Stanley, Prospectus Department, 180 Varick Street, New York, NY 10014, or by email to prospectus@morganstanley.com.
     This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.
     Headquartered in Kansas City, Mo., KCS is a transportation holding company that has railroad investments in the U.S., Mexico and Panama. Its primary U.S. holdings include The Kansas City Southern Railway Company and Texas Mexican Railway Company, serving the central and south central U.S. Its international holdings include Kansas City Southern de Mexico, serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50% interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal. KCS’ North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Canada and Mexico.
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